Exhibit 10.11

ENVIRONMENTAL INDEMNITY AGREEMENT

THIS ENVIRONMENTAL INDEMNITY AGREEMENT (as the same may from time to time hereafter be modified, supplemented or amended, this “Environmental Indemnity”) is made as of May 3, 2017, by and among IRESI VERNON HILLS COMMONS, L.L.C., a Delaware limited liability company (“Borrower”), INLAND RESIDENTIAL PROPERTIES TRUST, INC., a Maryland corporation (“Guarantor”, and together with Borrower referred to herein, individually, as an “Indemnitor” and, collectively, the “Indemnitors”), and PARKWAY BANK AND TRUST COMPANY, an Illinois banking corporation (“Lender”).

Lender has agreed to make a loan (the “Loan”) in the original principal sum of Thirteen Million Eight Hundred Thousand and 00/100 Dollars ($13,800,000.00) (the “Loan Amount”) to Borrower, pursuant to the terms and conditions set forth in the Loan Agreement (the “Loan Agreement”) of even date herewith by and between Borrower and Lender (capitalized terms used herein and not otherwise defined will have the meanings given to them in the Loan Agreement); and

The Loan is evidenced by Borrower’s secured promissory note of even date herewith made payable and delivered to Lender (as the same may be modified, amended, supplemented, extended or consolidated in writing, and any note(s) issued in exchange therefor or replacement thereof, the “Note”) in the Loan Amount and further evidenced and secured by, among other things, the Mortgage more particularly described on Schedule I attached to and made a part of this Environmental Indemnity (the “Mortgage”) creating a lien on the interest of the Borrower in certain real estate located in the County of Lake, State of Illinois, together with all existing improvements constructed on and forming a part of such certain real estate, said Premises being more particularly described in said Mortgage (the “Premises”).

In order to induce Lender to make the Loan and in consideration of the substantial benefit Indemnitors will derive from the Loan, Indemnitors have agreed to execute and deliver this Environmental Indemnity;

NOW, THEREFORE, in consideration of the making of the Loan and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitors, intending to be legally bound, hereby jointly and severally agree and covenant for the benefit of Lender and Indemnified Parties (as hereinafter defined) as follows:

1.	As used herein, the following terms shall have the following meanings:
a.	“Environmental Law(s)” means any federal, state or local law whether common law, court or administrative decision, ordinance, regulation, rule, court order or decree, or administrative order or any administrative policy or guideline concerning action levels of a governmental authority relating to the environment, public health, any Hazardous Material (as hereinafter defined) or any Environmental Activity or Condition (as hereinafter defined) on, under or about the Premises, in effect from time to time, including, but not limited to (i) the Federal Water Pollution Control Act, as amended (33 U.S.C. §1251 et seq.); (ii) the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901 et seq.); (iii) the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601 et seq.); (iv) the Federal Clean Air Act, as amended (42 U.S.C. §7401 et seq.); (v) the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §136 et seq.); (vi) the Toxic Substances Control Act, as amended (15 U.S.C. §2601 et seq.); (vii) the Emergency Planning and Community Right-to-Know Act, as amended (42 U.S.C. §11001 et seq.); (viii) the Occupational Safety and Health Act, as amended (29 U.S.C. §650 et seq.); and (ix) all regulations or guidelines promulgated pursuant to all of the foregoing, as same may be amended from time to time.
b.	“Environmental Activity or Condition” means the presence, use, generation, manufacture, production, processing, storage, release, threatened release, discharge, disposal, treatment or transportation of any Hazardous Material on, onto, in (or within), under, over or from the Premises, or within any Improvement on the Premises, or the violation of any Environmental Law because of the condition of, or activity on, the Premises.
c.	“Hazardous Material(s)” means any petroleum or petroleum products and any hazardous or toxic material, substance, pollutant, allergen, irritant, mold, fungus, bacteria, contaminant, waste, or terms similar to the forgoing, any of which are (a) defined by or regulated as such under any Environmental Laws, or (b) determined by a final court ruling or order to be hazardous or toxic, excluding (i) supplies for cleaning and maintenance in commercially reasonable amounts required for use in the ordinary course of business, provided such items are incidental to the use of the Premises and are stored and used in compliance with all Environmental Laws, (ii) standard office supplies in commercially reasonable amounts required for use in the ordinary course of business, provided such items are incidental to the use of the Premises and are stored and used in compliance with all Environmental Laws, or (iii) retail tenants’ inventory generally held for resale in typical shopping centers, provided such inventory is stored and sold in compliance with Environmental Laws.

d.	“Indemnified Parties” means Lender and its officers, directors, shareholders, employees, agents, and their successors and assigns (including a purchaser of any interest in the Loan).
2.	Each Indemnitor makes the following representations and warranties to the Indemnified Parties:
a.	Except as disclosed in the Phase I Environmental Reports described on Schedule II attached hereto and made a part hereof (the “Reports”), to each Indemnitor’s knowledge after due and diligent inquiry and investigation, there is no Hazardous Material at, on or in the Premises, or within any Improvement on the Premises, nor, to each Indemnitor’s knowledge after due and diligent inquiry and investigation, has any Hazardous Material been discharged from the Premises or penetrated any surface or subsurface rivers or streams crossing or adjoining the Premises or the aquifer underlying the Premises;
b.	To its knowledge after due and diligent inquiry and investigation, each Indemnitor has complied and caused the Premises to comply with all Environmental Laws relating to the Premises and neither Indemnitor shall take any action that would cause the Premises not to comply with all Environmental Laws in the future; and
c.	Neither Indemnitor has received any written notices of non-compliance or alleged non-compliance with respect to Hazardous Material from any authority having jurisdiction over the Premises.
3.	Each Indemnitor at all times covenants and agrees:
a.	that, other than Hazardous Material specifically disclosed in the Reports, it shall not cause or permit any Hazardous Material to exist at, on or in the Premises, or within any Improvement on the Premises, nor shall it cause or permit any Hazardous Material to discharge from the Premises;
b.	to comply and cause the Premises to comply with all Environmental Laws;
c.	to promptly pay any claim and remove any charge or lien upon the Premises due to an Environmental Activity or Condition;
d.	that it shall not cause or permit any Hazardous Material to exist on or discharge from any property owned or used by Indemnitors that would result in any charge or lien upon the Premises;
e.	to notify Lender of any Environmental Activity or Condition within 10 days after such Indemnitor first has knowledge of such Environmental Activity or Condition;

f.	not to cause or permit, without Lender’s prior written consent, any change in the general use of the Premises that increases the risk for: (i) Environmental Activity or Condition; or (ii) Hazardous Materials to exist at, on or in the Premises or within any Improvement on the Premises, or to discharge from the Premises without Lender’s prior written consent; and
g.	upon demand of the Indemnified Parties and at the sole cost and expense of Indemnitors to promptly take all actions to remediate the Premises that are required by any federal, state or local entity or agency with jurisdiction under Environmental Laws or that are reasonably necessary to mitigate any Environmental Activity or Condition in order to allow full economic use of the Premises.
4.	Each Indemnitor hereby agrees, at its sole cost and expense, to indemnify, protect, hold harmless and defend the Indemnified Parties (with counsel selected by such Indemnitor, provided such counsel is subject to Lender’s prior written approval in its sole discretion and shall otherwise be competent and experienced in litigating matters relating to Hazardous Materials) from and against any and all claims, demands, damages, losses, liabilities, obligations, penalties, fines, actions, causes of action, judgments, suits, proceedings, costs, disbursements and expenses (including, without limitation, fees, disbursements and reasonable cost of attorneys, environmental consultants and experts), and all consequential damages of any kind or nature whatsoever (collectively “Losses”) that may at any time be imposed upon, incurred, or suffered by, or asserted or awarded against, any Indemnified Party directly or indirectly relating to or arising from any of the following:
a.	any past, present or future Environmental Activity or Condition affecting all or any portion of the Premises, provided, however, that this indemnity shall not apply to any future Environmental Activity or Condition resulting solely from any act or omission for which neither Indemnitor bears any responsibility and which occurs after Indemnitors or any person or entity in any way related to either Indemnitor no longer holds the title to or has any interest in the Premises and provided further that, notwithstanding anything to the contrary contained in this Environmental Indemnity, Indemnitors’ obligations under this Environmental Indemnity shall terminate and be of no further force and effect as of the fifth (5th) anniversary of the payment in full of the Indebtedness not through any foreclosure or enforcement process and provided that Lender has never been in title to or had actual or constructive possession of the Property, to the extent Indemnitors provide to Lender immediately prior to such date a current environmental site assessment related to the property prepared by a licensed consultant reasonably acceptable to Lender which verifies no Hazardous Substances in violation of applicable Environmental Laws exist on the Property. The limitation on survivability noted in the immediately preceding sentence shall not apply to any matters related to Hazardous Substances of which Lender has provided Indemnitors notice prior to such five (5) year anniversary;

b.	the inaccuracy of any of the representations and warranties set forth herein; or
c.	any failure of either Indemnitor to perform any covenant set forth herein.

In the event any such claim is made against any of the Indemnified Parties, Lender shall have the right to select the engineers and consultants in connection with the defense of the Indemnified Parties, to determine the appropriate legal strategy for such defense and to compromise or settle such claims, all in Lender’s discretion, and Indemnitors shall be liable to Lender in accordance with the terms hereof for all Losses suffered or incurred by Lender in this regard.

The term “Losses” shall exclude any Losses resulting solely from the gross negligence or willful misconduct of Lender or its agents.

5.	This Environmental Indemnity is given solely to protect the Indemnified Parties against the Losses and not as additional security for, or as a means of repayment of the Loan.
a.	Indemnitors’ obligations under this Environmental Indemnity are independent of and shall not be measured or affected by the (i) modification, expiration, release or termination of the Loan Documents, (ii) the discharge or repayment in full of the Loan (including, without limitation, by amounts paid or credit bid at a foreclosure sale or by discharge in connection with a deed in lieu of foreclosure), (iii) the receivership, bankruptcy, insolvency or dissolution of either Indemnitor, or (iv) the sufficiency of any collateral (including, without limitation, the Premises) given to Lender to secure repayment of the Loan.
b.	Notwithstanding any provision in this Environmental Indemnity or any other Loan Document to the contrary, Indemnitors acknowledge and agree that this Environmental Indemnity shall supersede any provision in any other Loan Document that in any way limits either Indemnitor’s liability under such Loan Document for any obligations arising under this Environmental Indemnity and that Indemnitors shall be liable for any obligations arising under this Environmental Indemnity, even if the amount of the obligations exceeds the amount of the Loan.

6.	Without limiting any of the other provisions hereof, if Lender acquires legal possession and/or title to the Premises and becomes aware of any Environmental Activity or Condition for which Indemnitors may have liability in accordance with the other provisions of this Environmental Indemnity, whether or not a claim is asserted against Lender or any of the other Indemnified Parties, Lender shall have the right to take such action as it shall deem reasonably necessary, in its discretion, to protect health, safety and Premises values and to minimize the probability or extent of liability to Lender and the other Indemnified Parties, including, without limitation, investigation and/or cleanup, and Indemnitors shall be liable to Lender in accordance with the terms hereof for all Losses suffered or incurred by Lender in this regard. The foregoing is intended to be a further means of protecting the Indemnified Parties against the Losses and not as participation in the management of the Premises.
7.	If remediation is required, actions to remediate the Premises shall include, but not be limited to, the investigation of the Environmental Activity or Condition of the Premises, the preparation of any feasibility studies, reports or remedial plans, and the performance of any cleanup, remediation, containment, operation, maintenance, monitoring or restoration work, whether on or off of the Premises. All such work shall be performed by one or more contractors, selected by Indemnitors and, at the option of Lender, approved in advance in writing by Lender. Indemnitors shall proceed continuously and diligently with such investigatory and remedial actions, provided that in all cases such actions shall be in accordance with all applicable Environmental Laws. Any such actions shall be performed in a good, safe and workmanlike manner and shall minimize any impact on the business conducted at the Premises. Indemnitors shall pay all costs in connection with such investigatory and remedial activities, including, but not limited to, all power and utility costs, and any and all taxes or fees that may be applicable to such activities. Indemnitors shall promptly provide to Lender copies of testing reports and results generated in connection with such activities. Promptly upon completion of such investigation and remediation, Indemnitors shall permanently seal or cap all monitoring wells and test holes to industrial standards in compliance with applicable federal, state and local laws and regulations, remove all associated equipment, and restore the Premises to the maximum extent possible, which shall include, without limitation, the repair of any surface damage, including paving, and the repair, restoration or re-construction of any damaged improvements caused by such investigation or remediation. Within 30 days of demand therefor, Indemnitors shall provide the Indemnified Parties with a bond, letter of credit or similar financial assurance satisfactory to Lender evidencing that the necessary funds are available to perform the obligations established by this paragraph. The foregoing is intended to be a further means of protecting the Indemnified Parties against the Losses and not as participation in the management of the Premises.

8.       Miscellaneous:

a.	The covenants, agreements, indemnities, terms and conditions contained in this Environmental Indemnity shall extend to and be binding upon Indemnitors, their heirs, executors, administrators, successors and assigns, and shall inure to the benefit of, and may be enforced by Lender or any of the other Indemnified Parties and its and their successors and assigns.
b.	No provision of this Environmental Indemnity may be changed, waived, discharged or terminated by any means other than an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge or termination is sought.
c.	If more than one person executes this Environmental Indemnity as an Indemnitor, each of them shall be jointly and severally liable and the term “Indemnitor” as used in this Environmental Indemnity shall mean and include each of them, jointly and severally.
d.	Every provision of this Environmental Indemnity is intended to be severable. If any provision hereof or the application of any provision hereof to any party or circumstance is declared to be illegal, invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction, such invalidity shall not affect the balance of the terms and provisions hereof or the application of the provision in question to any other party or circumstance, all of which shall continue in full force and effect.
e.	Indemnitors shall reimburse Lender and the other Indemnified Parties for all reasonable attorneys fees and expenses incurred in connection with the enforcement of the Indemnified Parties’ rights under this Environmental Indemnity, including those incurred in any case, action, proceeding or claim under the Federal Bankruptcy Code or any successor statute.
f.	No failure or delay on the part of any of the Indemnified Parties to exercise any right, power or privilege under this Environmental Indemnity shall operate as a waiver thereof.
g.	Reference is made to Section 6.7 of the Loan Agreement for terms and provisions regarding the law governing this Environmental Indemnity.
h.	Time is of the essence as to all of Indemnitors’ obligations under this Environmental Indemnity.

i.	The provisions of this Environmental Indemnity shall govern and control over any inconsistent provision in any of the Loan Documents.
j.	This Environmental Indemnity may be executed in counterparts, each of which shall be deemed an original; and such counterparts when taken together shall constitute but one agreement.
k.	Capitalized terms used herein and not otherwise defined shall have those meanings given to them in the Loan Documents.
l.	All notices given to Lender or Indemnitors hereunder will be deemed to have been validly given when made in accordance with the provisions regarding notices in the Loan Agreement of even date herewith between Indemnitors and Lender.
m.	AFTER CONSULTING WITH COUNSEL AND CAREFUL CONSIDERATION, Indemnitors AND LENDER (BY ITS ACCEPTANCE HEREOF) KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS ENVIRONMENTAL INDEMNITY OR ANY OTHER INSTRUMENT OR AGREEMENT RELATED TO THE LOAN, OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN), OR ACTIONS OF IndemnitorS OR LENDER. THIS WAIVER IS A MATERIAL INDUCEMENT TO LENDER'S ACCEPTANCE OF THIS ENVIRONMENTAL INDEMNITY.

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IN WITNESS WHEREOF, Indemnitors have caused this Environmental Indemnity Agreement to be duly executed and delivered to Lender as of the date first written above.

INDEMNITORS:

IRESI VERNON HILLS COMMONS, L.L.C.,
a Delaware limited liability company

By:	Inland Residential Operating Partnership, L.P., a Delaware limited partnership, its sole member

By:	Inland Residential Properties Trust, Inc., a Maryland corporation, its general partner

By:           /s/ David Z. Lichterman

Name:     David Z. Lichterman

Its:           Chief Accounting Officer, Treasurer

                and Vice President

INLAND RESIDENTIAL PROPERTIES TRUST, INC.,

a Maryland corporation

By:            /s/ David Z. Lichterman

Name:      David Z. Lichterman

Its:            Chief Accounting Officer, Treasurer and Vice President

SCHEDULE I

Mortgage

1)	Mortgage, Security Agreement, Assignment of Rents and Fixture Filing dated as of May 3, 2017, executed by IRESI Vernon Hills Commons, L.L.C. encumbering certain real estate located at 1255 Town Center Road, Vernon Hills, Illinois.

Schedule I

SCHEDULE II

Report

Environmental Consultant	Project No.	Date of Report	Location of Premises
KPRG and Associates, Inc.	12209.1	February 21, 2017	1255 Town Center Road Vernon Hills, Illinois
KPRG and Associates, Inc.	12209.1	Reliance Letter in favor of Lender dated February 22, 2017	1255 Town Center Road Vernon Hills, Illinois

Schedule II